Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the reference to our firm under the caption “Experts” and use of our report dated March 31, 2022, on the consolidated financial statements of HealthLynked Corp. as of December 31, 2021 and 2020 included in this Registration Statement on Form S-1.

/s/ RBSM LLP

New York, NY

July 11, 2022